Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Echelon Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62045, 333-44198, 333-88880, 333-110679, 333-125395, 333-149783, and 333-168601) and Form S-3 (No. 333-166589) of Echelon Corporation of our report dated March 15, 2011, with respect to the consolidated balance sheets of Echelon Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, appearing elsewhere in this Form 10-K.

As discussed in Note 1(e) to the consolidated financial statements, the Company changed its method of accounting for multiple element revenue transactions in the year ended December 31, 2010, resulting from the adoption of new accounting pronouncements.

/s/ KPMG LLP

Mountain View, California
March 15, 2011